Exhibit 99.1

Media Contact: Nicole Arena Double Forte 415.848.8103 narena@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS SECOND QUARTER 2010 RESULTS

EMERYVILLE, Calif. – August 3, 2010 – Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its second quarter results for the fiscal quarter ended July 4, 2010, which included 13 weeks.

In this release, the company:

•	Reports net revenue growth for the quarter of 10%

•	Reports net income of $4.3 million, up 25% from last year

•	Reports diluted earnings per share of $0.31

Financial Highlights

	Second Quarter		%	Year to Date		%
	2010	2009	Change	2010	2009	Change

Net revenue, as reported	$80,776	$73,565	10%	$161,972	$145,670	11%

Net income per diluted share, as reported	$0.31	$0.26	19%	$0.53	$0.49	8%

Non-GAAP diluted net income per share,
excluding transaction related expenses	$0.31	$0.26	19%	$0.57	$0.50	14%

For the 13 weeks ended July 4, 2010, net revenue increased 10% to $80.8 million from $73.6 million for the corresponding period of fiscal 2009.

Net income for the quarter was $4.3 million, or $0.31 per diluted share, compared to $3.4 million, or $0.26 per diluted share, for the corresponding period last year.

“Overall, we had a good second quarter, consistent with our plan for the year,” said Patrick O’Dea, president and chief executive officer of Peet’s Coffee & Tea. “Strong sales growth of the Peet’s brand in grocery and   beverages in our retail stores drove our overall top-line performance. Operating profit grew 25% and operating margin expanded 110 basis points versus a year ago, as we leveraged the last several years of investments to flow more of our sales growth through to the bottom line.”

Consolidated Financial and Operating Summary

Retail net revenue increased 4% to $50.6 million for the 13 weeks ended July 4, 2010 from $48.8 million for the corresponding period of fiscal 2009. The increase was primarily attributable to growth in existing stores. The company ended the quarter with 193 stores compared to 192 stores at the end of the second quarter in 2009.

Specialty net revenue increased 22% to $30.2 million for the 13 weeks ended July 4, 2010 from $24.7 million for the corresponding period of fiscal 2009. Within specialty sales, the grocery business continues to grow the most rapidly, up 29% over last year; the foodservice and office business grew 23%; and home delivery sales were down 2%.

Cost of sales and related occupancy expenses were 46.3% of net revenue, compared to 44.8% for the corresponding period last year. The increase resulted from higher commodity costs, particularly coffee and milk, and a mix shift towards the specialty channels, which have higher cost of sales.

Operating expenses as a percentage of net revenue decreased to 33.3% from 34.7% for the corresponding period last year due to a favorable mix shift to the specialty business and lower operating expenses in retail driven by sales leverage.

General and administrative expenses as a percentage of net revenue decreased to 7.0% of net revenue from 8.3% for the corresponding period last year, due to marketing expense timing and sales leverage.

Depreciation and amortization expenses as a percentage of net revenue increased to 5.0% of net revenue from 4.9% for the corresponding period last year. Depreciation and amortization expenses increased to $4.0 million compared to $3.6 million for the corresponding period last year, primarily due to depreciation from our new Enterprise Resource Planning (ERP) system installed in the third quarter of 2009.

Operating income increased 25% to $6.7 million from $5.3 million for the corresponding period last year. Operating income as a percentage of net revenue increased to 8.3% from 7.2% for the corresponding period last year.

The company ended the second quarter of 2010 with cash and cash equivalents plus investments of $42.9 million, compared to $47.9 million at year end 2009. During the quarter, the company repurchased 367,000 shares of common stock at an aggregate purchase price of $14.2 million.

Fiscal 2010 Full Year Outlook

Looking ahead, the company reaffirms its full-year fiscal 2010 targets:

•	The company expects total net revenue growth to be toward the midpoint of its previously communicated 8% to 12% guidance, excluding the impact of the 53rd week in fiscal 2009.

•
During the quarter, the company completed its response to the subpoena it received from the Federal Trade Commission (FTC) in connection with the FTC’s anti-trust review of the acquisition of Diedrich Coffee by Green Mountain Coffee Roasters. Total expenditures were $1.0 million, which will have a $0.05 impact on full-year earnings per share.

•	Including the expenses related to the FTC subpoena, the company now expects GAAP diluted earnings per share of $1.22 to $1.25 for fiscal 2010.

•	Excluding the expenses related to the FTC subpoena, the company reaffirms its non-GAAP diluted earnings per share target of $1.27 to $1.30 for fiscal 2010.

Peet’s Coffee & Tea, Inc. Q2 2010 Conference Call

Peet’s will report its second quarter 2010 earnings via conference call on Tuesday, August 3, 2010. The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET, which can be accessed by calling 1-866-748-8653. The call will be simultaneously webcast on Peet’s Web site at www.peets.com.

A replay of the teleconference will be available from 5:00 p.m. PT/8:00 p.m. ET on August 3, 2010 through 8:59 p.m. PT/11:59 p.m. ET on August 10, 2010, at 1-800-642-1687 or 1-706-645-9291, using access code 85553714. It will also be archived at http://investor.peets.com/medialist.cfm through August 3, 2011, at 8:59 p.m. PT/11:59 p.m. ET.

ABOUT PEET’S COFFEE & TEA, INC.

Peet’s Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. The company was founded in 1966 in Berkeley, California by Alfred Peet. Peet was an early tea authority who later became widely recognized as the grandfather of specialty coffee in the U.S. Today, Peet’s Coffee & Tea offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high quality and taste standards, and controlling product quality through its unique direct store delivery selling and merchandising system. Peet’s is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet's Coffee & Tea, Inc., visit www.peets.com.

###

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to 2010 forecasted net revenue and earnings per diluted share. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management, including financial and operational information, the company’s stock price volatility, and current competitive conditions. As a result, these statements are subject to various risks and uncertainties. The company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the recent recession and its ongoing negative impact on consumer spending; the outcome of the current wage and hour litigation involving the company and potential future claims and litigation involving the company, and the company’s ability to manage its expenses related to such claims and litigation; the company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high-quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 3, 2010. These factors may not be exhaustive. The company operates in a continually changing business environment, and new risks emerge from time to time. Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	July 4,	January 3,
	2010	2010

ASSETS

Current assets
Cash and cash equivalents	$42,855	$47,934
Accounts receivable, net	12,216	15,209
Inventories	37,392	25,936
Deferred income taxes - current	3,592	3,592
Prepaid expenses and other	5,585	5,863
Total current assets	101,640	98,534

Property, plant and equipment, net	100,081	103,494
Other assets, net	2,166	2,775

Total assets	$203,887	$204,803

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$12,209	$13,669
Accrued compensation and benefits	8,950	10,832
Deferred revenue	5,468	6,845
Total current liabilities	26,627	31,346

Deferred income taxes - non current	315	321
Deferred lease credits	7,033	7,059
Other long-term liabilities	1,307	1,021
Total liabilities	35,282	39,747

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,075,000 and 13,104,000 shares	88,297	92,054
Retained earnings	80,308	73,002

Total shareholders' equity	168,605	165,056

Total liabilities and shareholders' equity	$203,887	$204,803

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009

Retail stores	$50,560	$48,840	$100,631	$96,823
Specialty sales	30,216	24,725	61,341	48,847
Net revenue	80,776	73,565	161,972	145,670

Cost of sales and related occupancy expenses	37,377	32,953	74,916	65,521
Operating expenses	26,937	25,522	54,774	50,673
Transaction related expenses	146	58	970	79
General and administrative expenses	5,622	6,074	11,924	12,012
Depreciation and amortization expenses	4,020	3,631	7,897	7,238
Total costs and expenses from operations	74,102	68,238	150,481	135,523

Income from operations	6,674	5,327	11,491	10,147

Interest income, net	5	48	4	126

Income before income taxes	6,679	5,375	11,495	10,273

Income tax provision	2,424	1,967	4,189	3,812

Net income	$4,255	$3,408	$7,306	$6,461

Net income per share:
Basic	$0.32	$0.26	$0.55	$0.50
Diluted	$0.31	$0.26	$0.53	$0.49

Shares used in calculation of net income per share:
Basic	13,248	12,915	13,218	12,977
Diluted	13,885	13,217	13,847	13,229

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Twenty-six weeks ended
	July 4,	June 28,
	2010	2009

Cash flows from operating activities:
Net income	$7,306	$6,461
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	8,981	8,304
Amortization of interest purchased	-	36
Stock-based compensation	1,623	1,508
Excess tax benefit from exercise of stock options	(1,481)	(249)
Tax benefit from exercise of stock options	1,228	124
Loss on disposition of assets and asset impairment	63	18
Deferred income taxes	(6)	(10)
Changes in other assets and liabilities:
Accounts receivable, net	2,993	2,359
Inventories	(11,456)	(3,349)
Prepaid expenses and other current assets	278	2,195
Other assets	31	184
Accounts payable, accrued liabilities and deferred revenue	(4,893)	(2,322)
Deferred lease credits and other long-term liabilities	260	665
Net cash provided by operating activities	4,927	15,924

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,455)	(8,853)
Proceeds from sales of property, plant and equipment	17	-
Changes in restricted investments	559	864
Proceeds from sales and maturities of marketable securities	-	7,607
Purchases of marketable securities	-	(370)
Net cash used in investing activities	(4,879)	(752)

Cash flows from financing activities:
Net proceeds from issuance of common stock	8,122	1,572
Purchase of common stock	(14,730)	(6,564)
Excess tax benefit from exercise of stock options	1,481	249
Net cash used in financing activities	(5,127)	(4,743)

(Decrease) increase in cash and cash equivalents	(5,079)	10,429
Cash and cash equivalents, beginning of period	47,934	4,719

Cash and cash equivalents, end of period	$42,855	$15,148

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$330	$1,304
Other cash flow information:
Cash paid for income taxes	2,721	2,136

SEGMENT REPORTING
(Unaudited, dollars in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended July 4, 2010
Net revenue	$50,560	100.0%	$30,216	100.0%		$80,776	100.0%
Cost of sales and occupancy	21,964	43.4%	15,413	51.0%		37,377	46.3%
Operating expenses	20,350	40.2%	6,587	21.8%		26,937	33.3%
Depreciation and amortization	2,867	5.7%	457	1.5%	$696	4,020	5.0%
Segment operating income	5,379	10.6%	7,759	25.7%	(6,464)	6,674	8.3%

For the thirteen weeks ended June 28, 2009
Net revenue	$48,840	100.0%	$24,725	100.0%		$73,565	100.0%
Cost of sales and occupancy	21,226	43.5%	11,727	47.4%		32,953	44.8%
Operating expenses	20,173	41.3%	5,349	21.6%		25,522	34.7%
Depreciation and amortization	2,780	5.7%	435	1.8%	$416	3,631	4.9%
Segment operating income	4,661	9.5%	7,214	29.2%	(6,548)	5,327	7.2%

For the twenty-six weeks ended July 4, 2010
Net revenue	$100,631	100.0%	$61,341	100.0%		$161,972	100.0%
Cost of sales and occupancy	43,618	43.3%	31,298	51.0%		74,916	46.3%
Operating expenses	41,480	41.2%	13,294	21.7%		54,774	33.8%
Depreciation and amortization	5,616	5.6%	889	1.4%	$1,392	7,897	4.9%
Segment operating income	9,917	9.9%	15,860	25.9%	(14,286)	11,491	7.1%

For the twenty-six weeks ended June 28, 2009
Net revenue	$96,823	100.0%	$48,847	100.0%		$145,670	100.0%
Cost of sales and occupancy	41,751	43.1%	23,770	48.7%		65,521	45.0%
Operating expenses	39,929	41.2%	10,744	22.0%		50,673	34.8%
Depreciation and amortization	5,542	5.7%	862	1.8%	$834	7,238	5.0%
Segment operating income	9,601	9.9%	13,471	27.6%	(12,925)	10,147	7.0%

NON-GAAP FINANCIAL INFORMATION

The following reconciliations and non-GAAP financial information are provided to assist the reader with understanding the financial impact of the transaction costs related to the attempted Diedrich Coffee acquisition and the previously discussed subpoena from the Federal Trade Commission (FTC), as well the impact of the fifty-third week in 2009, which is used as a comparison to the 2010 forecast. Management believes this information is relevant because the nature and magnitude of the charges do not reflect our on-going operating performance.

Reconciliation of Non-GAAP Financial Information to Net Income
(Unaudited, in thousands, except per share data)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	weeks ended	weeks ended	weeks ended	weeks ended
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009

Net Income
Net income, as reported	$4,255	$3,408	$7,306	$6,461
Transaction related expenses, net of tax	93	37	617	50
Non-GAAP net income	$4,348	$3,445	$7,923	$6,511

Diluted Net Income Per Share *
Net income per diluted share, as reported	$0.31	$0.26	$0.53	$0.49
Transaction related expenses	0.01	-	0.04	-
Non-GAAP diluted net income per share	$0.31	$0.26	$0.57	$0.50

* per share data may not sum due to rounding

Reconciliation of Non-GAAP Financial Information
to 2009 Net Revenue
(Unaudited)

2009
Net Revenue
Net revenue, as reported	$311,270
53rd week sales	(5,592)
Non-GAAP net revenue, excluding 53rd week	$305,678